INDEPENDENT CONTRACTOR AGREEMENT

THIS INDEPENDENT CONTRACTOR AGREEMENT (this “Agreement”) is entered into as of July 1, 2009 (the “Date of this Agreement”) between Skilled Healthcare Group, Inc. (the “Company”) and Mark D. Wortley the (“Consultant”).

RECITALS

A.	The Company is a holding company with subsidiaries that operate skilled nursing facilities, assisted living facilities, a rehabilitation therapy business, and a hospice business.

B. Consultant has experience and expertise in the rehabilitation therapy industry.

C.	The Company desires to retain the services of the Consultant and the Consultant desires to provide consulting services to the Company, upon the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth in this Agreement, the Company and the Consultant hereby agree as follows:

1. Retention as Consultant.

a. Subject to the terms and conditions contained in this Agreement, the Company hereby retains the Consultant as a consultant, and the Consultant hereby agrees to render consulting services to the Company for a period of eighteen (18) months following the date of this Agreement (the “Term”). During the Term, the Consultant shall perform the services as may be reasonably requested by the Company’s Chief Executive Officer or the President of Hallmark Rehabilitation GP, LLC and Hospice Care of the West. Consultant may perform consulting services at such locations as necessary to complete the tasks. Consultant shall report to the Company’s Chief Executive Officer, and shall provide reports as requested by the Company.

b. During the Term, Consultant shall provide his services exclusively to the Company with respect to the businesses of operating skilled nursing facilities, operating assisted living facilities, rehabilitation therapy and the operating hospices (the “Business”). During the Term, Consultant may perform services, engage in business activities and/or accept employment for other persons provided that such other services, activities and/or employment do not interfere with Consultant’s timely performance of the tasks, do not involve the use of the Company’s Confidential Information and such person or entity is not engaged in the Business.

c. The Consultant is not and shall not be an employee of the Company but is and shall be an independent contractor who, subject to the terms hereof, shall have sole control of the manner and means of performing his obligations under this Agreement. The Consultant shall not have, nor shall the Consultant claim, suggest or imply that the Consultant has, any right, power or authority to enter into any contract or obligation on behalf of, or binding upon, the Company or any of its representatives, nor shall Consultant represent himself as having any employment position with the Company. The Consultant may engage in other activities as an employee of or consultant to other parties, which do not prohibit or impair the performance of the Consultant’s obligations under this Agreement.

d. The Consultant shall pay, when and as due, any and all taxes as a result of the Consultant’s receipt of the remuneration described in Section 2 of this Agreement, including estimated taxes, and provide his own benefits and insurance.

2. Compensation. The Company shall pay to the Consultant $5,555.55 per month on the last business day of each month beginning with July 2009 and ending December 2010 and shall pay Consultant’s COBRA healthcare insurance premiums for the same period for the coverage in effect as of March 2009 or such healthcare insurance plan as may replace the current coverage from time to time provided that Consultant remains eligible for COBRA, as compensation for full performance of services pursuant to this Agreement. The Consultant shall be reimbursed for all actual and reasonable out-of-pocket expenses incurred by him in performance of his duties hereunder, provided that all such out-of-pocket expenses have been authorized in advance by the Company. The Consultant shall not receive any other compensation or benefits from the Company except as may be otherwise approved in writing by the Company’s Chief Executive Officer.

3. Proprietary Information.

a. During the Term or at any time thereafter, the Consultant shall not, either directly or indirectly, use (other than in the performance of the Services) or disclose to any third person any Confidential Information (as defined in subsection (b) below). The Consultant further agrees not to make copies on any Confidential Information, except as may be expressly authorized by the Company. All documents and material pertaining to the Company or the Services made by the Consultant or that come into the possession of the Consultant during the term of this Agreement are and shall remain the property of the Company. Upon expiration of this Agreement, or upon earlier request of the Company, the Consultant shall deliver to the Company all such documents and materials in the Consultant’s possession or control, in addition to all forms of Confidential Information, and the Consultant shall not allow a third party to take any of the foregoing.

b. For the purposes of this Agreement, “Confidential Information” shall mean any trade secrets or other information relating to the business of the Company or its affiliates, or of any customer or supplier of the Company or its affiliates, that have not been previously publicly released by duly authorized representatives of the Company including, without limitation, trade secrets, processes, ideas, inventions, improvements, formulae, know-how, negative know-how, techniques, drawings, designs, original writings, plans, proposals, marketing and sales plans, financial information, cost or pricing information, customer or suppliers lists, specifications, promotional ideas, and all other concepts or ideas related to the present or potential business of the Company or its affiliates.

4. Non Competition and Non Solicitation.

a. Consultant shall not, at any time during the two-year period following the Date of this Agreement, directly or indirectly engage in, have any equity interest in, or manage or operate any person, firm, corporation, partnership or business (whether as director, officer, employee, agent, representative, partner, security holder, consultant or otherwise) that engages in the Business (x) which competes with the Company anywhere in the States of California, Kansas, Missouri, Nevada or Texas, (y) which competes with the Company in any State in which the Company operated a facility at any time (whether before or after the date of this Agreement) that Consultant was employed by the Company or (z) which derives $500,000,000 or more in annual consolidated revenues from the operation of skilled nursing facilities in the United States; provided, however, that Consultant shall be permitted to acquire a passive stock interest in an entity engaged in the Business provided the stock acquired is publicly traded and is not more than five percent (5%) of the outstanding interest in such business.

b. Consultant shall not at any time during the two-year period following the Date of this Agreement, directly or indirectly, recruit or otherwise solicit or induce or encourage any employee, contractor, customer or supplier of the Company (i) to terminate its employment or arrangement with the Company, (ii) to otherwise change its relationship with the Company or (iii) to establish any relationship with Consultant or any other person, firm, corporation or other entity engaged in the Business.

c. In the event the terms of this Section 4 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

d. As used in this Section 4, the term “Company” shall include the Company and its parents, affiliates and direct or indirect subsidiaries.

e. The Company agrees that Executive’s continued ownership interests in any hospice facilities owned by Executive as of March 1, 2009 and any expansion by satellite located within seventy-five (75) miles of the existing location shall not constitute a breach of this Section 4 by Consultant; provided that (1) Consultant does not acquire any additional ownership interests in out patient therapy and hospice facilities, (2) Consultant is not significantly involved in the operation of any of such out patient therapy and hospice facilities, and (3) such ownership interests do not otherwise materially interfere with Consultant’s duties to the Company hereunder.

5. Termination. This Agreement may be terminated at any time by the Company or Consultant upon written notice.

6. Entire Agreement. This Agreement constitutes the entire agreement of the parties in reference to any of the matters or things provided for in this Agreement or discussed above and supersedes all prior agreements, promises, representations and understandings.

7. Choice of Law. This Agreement shall be governed by and construed and enforced in accordance with the internal substantive laws (and not the laws of conflicts) of the State of Delaware.

8. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or enforceability without invalidating the remaining provisions of this Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9. Amendment and Waiver. This Agreement may be amended, modified, superseded, cancelled, renewed, extended or waived only by a written instrument executed by the parties to this Agreement or, in the case of a waiver by the party waiving compliance. No waiver by any party of the breach of any term or provision contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this agreement.

10. Notices. All notices, requests or consent required or permitted under this Agreement shall be in writing and shall be given to the other party by personal delivery, overnight air courier (with receipt signature or facsimile transmission (with “answerback” confirmation of transmission), sent to such party’s address or telecopy number as is set forth below such party’s signature hereto. Each such notice, request or consent shall be deemed effective upon receipt.

11. Attorneys’ Fees. In the event that either party seeks to enforce its right under this Agreement, the prevailing party shall be entitled to recover reasonable fees (including attorneys’ fees), costs and other expenses incurred in connection therewith, including the fees, costs and expenses of appeals.

12. Headings. The headings of the sections of this Agreement have been inserted for convenience and reference only and do not constitute a part of this Agreement.

13. Arbitration; Waiver of Jury Trial. Except for claims for emergency equitable or injunctive relief which cannot be timely addressed through arbitration, the parties hereby agree to submit any claim or dispute arising out of the terms of this Agreement (including exhibits) and/or any dispute arising out of or relating to Consultant’s consulting relationship with the Company in any way, to private and confidential arbitration by a single neutral arbitrator through JAMS/Endispute (“JAMS”). Unless otherwise required by applicable law, subject to the terms of this paragraph, the arbitration proceedings shall be governed by the then current JAMS rules governing employment disputes, and shall take place in Orange County, California. The decision of the arbitrator shall be made in writing and shall be final and binding on all parties to this Agreement. Judgment thereon may be entered in any court having jurisdiction. Unless otherwise required by applicable law, the Parties shall share equally the arbitrator’s fee and all costs of services provided by the arbitrator and arbitration organization; however, all costs of the arbitration proceeding or litigation to enforce this Agreement, including attorneys’ fees and witness expenses, shall be paid as the arbitrator or court awards in accordance with applicable law. Except for claims for emergency equitable or injunctive relief which cannot be timely addressed through arbitration, this arbitration procedure is intended to be the exclusive method of resolving any claim relating to the obligations set forth in this Agreement. The parties understand and agree that they hereby waive any right to a jury trial.

14. Survival. Sections 3, 4 and 7 through 13 shall survive the termination of this Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

THE COMPANY:
By: /s/ Boyd W. Hendrickson
Its: Chief Executive Officer
Date: March 24, 2009

Address for Notices: 27442 Portola Parkway, Ste. 200 Foothill Ranch, CA 92610 Attention:
Facsimile:

CONSULTANT:	/s/ Mark D. Wortley
Mark D. Wortley
Date: March 24, 2009

Address for Notices:
[Intentionally Omitted]